                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDUEL 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                HOLOGIC, INC.
                                -------------
               (Name of Registrant as Specified In Its Charter)

                                 HOLOGIC, INC.
                                 -------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1) Title of each class of securities to which transaction applies:

          ______________________________________________________________________

      (2) Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11/1/:

          ______________________________________________________________________

      (4) Proposed maximum aggregate value of transaction:

          ______________________________________________________________________

_____________________
/1/ Set forth the amount on which the filing fee is calculated and state how it as determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

          ______________________________________________________________________

      (2) Form, Schedule or Registration Statement No.:

          ______________________________________________________________________

      (3) Filing Party:

          ______________________________________________________________________

      (4) Date Filed:

          ______________________________________________________________________

                                 HOLOGIC, INC.
                                  ____________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 28, 1997

TO THE STOCKHOLDERS OF HOLOGIC, INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Hologic, Inc., a Delaware corporation (the "Company"), will be held on Friday, February 28, 1997 at 10:00 a.m., local time, at the offices of the Company, 590 Lincoln Street, Waltham, Massachusetts 02154 for the following purposes:

   1. To elect six (6) directors to serve for the ensuing year and until their successors are duly elected.

   2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on January 10, 1997 are entitled to notice of and to vote at the meeting and any continuation or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-paid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                    By order of the Board of Directors

                                    Lawrence M. Levy, Secretary
Waltham, Massachusetts
January 16, 1997

________________________________________________________________________________

                                   IMPORTANT
                                   ---------

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

________________________________________________________________________________

                                 HOLOGIC, INC.
                                ______________

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 28, 1997

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

          The enclosed proxy is solicited on behalf of the Board of Directors of Hologic, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, February 28, 1997, at 10:00 a.m., local time (the "Annual Meeting"), or at any continuation or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the offices of the Company, 590 Lincoln Street, Waltham, Massachusetts 02154. This proxy statement, the accompanying proxy card and the annual report to stockholders are first being mailed to stockholders on or about January 16, 1997.

RECORD DATE AND STOCK OWNERSHIP

          Only stockholders of record at the close of business on January 10, 1997, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on January 10, 1997 there were outstanding and entitled to vote 12,892,733 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock.

REVOCABILITY OF PROXIES

          Any person giving a proxy in the form accompanying this statement has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 590 Lincoln Street, Waltham, Massachusetts 02154, written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

          The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the election of directors. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting is required for the approval of each of the other matters to be voted upon at the Annual Meeting. A majority of the shares of Common Stock outstanding is required to be present or represented by proxy at the Annual Meeting in order to constitute the quorum necessary to take action at the Annual Meeting.

          Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will treat broker non-votes and abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions, including broker non-votes, will have no effect on the outcome of the vote for the election of directors or the ratification of auditors.

     All costs of this solicitation of proxies will be borne by the Company. The Company has retained American Stock Transfer & Trust Company to aid in the solicitation of proxies from stockholders, banks and other institutional nominees. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than September 18, 1997, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS
`
     A board of six (6) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board of Directors' nominees named below. All nominees are currently directors of the Company. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as director. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     Set forth below is certain biographical information regarding the nominees, including information furnished by them as to their principal occupation for the last five (5) years, certain other directorships held by them and their ages as of January 10, 1997.

                                                              DIRECTOR
          NAME          AGE              POSITION               SINCE
         ----          ---              --------              --------

S. David Ellenbogen     58  Chairman of the Board and
                               Chief Executive Officer            1985
Jay A. Stein            54  Senior Vice President, Technical
                               Director and Director              1985
Irwin Jacobs            59  Director                              1990
William A. Peck         63  Director                              1990
Gerald Segel            75  Director                              1990
Elaine Ullian           49  Director                              1996

     Mr. Ellenbogen, a co-founder of the Company, has served as its Chief Executive Officer and a director since its organization in October 1985, as its Chairman of the Board of Directors since May 1994, as its President from October 1985 until May 1994 and as its Treasurer from October 1985 until

February 1992. Prior to founding the Company, Mr. Ellenbogen served as President, Treasurer and a director of Diagnostic Technology, Inc. ("DTI"), which he co-founded with Dr. Stein in 1981. DTI, which developed an x-ray product for digital angiography, was acquired in 1982 by Advanced Technology Laboratories, Inc. ("ATL"), a wholly-owned subsidiary of Squibb Corporation. Mr. Ellenbogen was involved in the management of the digital angiography group of ATL from 1982 to 1985. Since July 1989, Mr. Ellenbogen has also been the President, and a director of Vivid Technologies, Inc. ("Vivid") and typically devotes approximately sixteen hours per week to Vivid pursuant to a management agreement between the Company and Vivid. See "Certain Transactions".

     Dr. Stein, a co-founder of the Company, has served as its Senior Vice President, Technical Director and a director since its organization. Dr. Stein co-founded DTI with Mr. Ellenbogen in 1981, served as Vice President and Technical Director of DTI and was Technical Director of the digital angiography group of its successor, ATL, from 1982 to 1985. Dr. Stein received a Ph.D. in Physics from The Massachusetts Institute of Technology. He is the principal author of fifteen patents involving x-ray technology. Since July 1989, Dr. Stein has also been the Senior Vice President, Technical Director and a director of Vivid and has been devoting approximately eight hours per week to Vivid pursuant to a management agreement between the Company and Vivid. See "Certain Transactions".

     Mr. Jacobs has been a director of the Company since January 1990. Mr. Jacobs has been the President of Dataviews, Inc., a company which manufactures and distributes software products, since January 1992. Since December 1990, Mr. Jacobs has also been the Chairman of the Board of Personal Protection Consultants, Inc., a company which provides specialized training to hospitals
and law enforcement agencies.   From May 1990 to December 1990, Mr. Jacobs was a
Vice President of Ask Computers, Inc., a computer system developer. From 1987 to May 1990, Mr. Jacobs was the President and Chairman of the Board of Directors of Perception Technology Corp., a manufacturer of voice response systems.

     Dr. Peck has been a director of the Company since January 1990. In 1989, Dr. Peck became the Vice Chancellor for Medical Affairs at Washington University (Executive Vice Chancellor since 1993) and Dean of the Washington University School of Medicine in St. Louis, Missouri. From 1976 until his appointment as Vice Chancellor, Dr. Peck was a Professor of Medicine and the Co-Chairman of the Department of Medicine at Washington University, and the Physician-in-Chief at the Jewish Hospital of St. Louis. Dr. Peck is a member of the Board of Trustees of the National Osteoporosis Foundation and served as its President from 1985 to 1990. Dr. Peck also serves as a director of Allied Healthcare Products, Inc., Angelica Corporation, Reinsurance Group of America, Inc. and Boatman's Trust Company.

     Mr. Segel has been a director of the Company since March 1990. Mr. Segel, currently retired, was Chairman of the Board of Tucker Anthony Incorporated from January 1987 to May 1990. From 1983 through January 1987 he served as President of Tucker Anthony Incorporated. Mr. Segel also serves as a director of Litchfield Financial, Inc. and Vivid.

     Ms. Ullian has been a director of the Company since February 1996. Ms. Ullian is currently President and Chief Executive Officer of Boston Medical Center, and has held this position since April 1994. From January 1987 to March 1994, Ms. Ullian held the position of President and Chief Executive Officer of Faulkner Corporation/Faulkner Hospital. From 1984 to 1987, she was Vice President for Clinical Operations at New England Medical Center. Ms. Ullian is currently a member of the Governor's Council on Economic Growth and Technology.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors met five times during the year ended September 28, 1996. Each director attended at least 75% of the meetings of the Board of Directors and each of its Committees on which they served, except for Ms. Ullian who attended two of the three meetings of the Board of Directors held while she was a director.

     Standing committees of the Board include an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

     Messrs. Ellenbogen, Jacobs and Segel and Dr. Stein are currently the members of the Executive Committee. The Executive Committee did not meet formally during fiscal 1996. The Executive Committee has all the powers and authority of the Board of Directors, except those powers that may not lawfully be delegated by the Board of Directors and except those specific powers delegated by the Board of Directors to any other committee appointed by it.

     Messrs. Jacobs and Segel are currently the members of the Audit Committee. During fiscal 1996, the Audit Committee met three times with the Company's independent auditors. The Audit Committee reviews with the Company's independent auditors the scope of the audit for the year, the results of the audit when completed, the adequacy of the Company's internal control systems and financial reporting procedures and the independent auditors' fee for services performed.

     Messrs. Jacobs and Segel, Dr. Peck and Ms. Ullian are currently the members of the Company's Compensation Committee. During fiscal 1996, the Compensation Committee met three times. The Compensation Committee determines the compensation to be paid to key officers of the Company and administers the Company's 1986 Combination Stock Option Plan, Executive and Key Employee Bonus Program, Performance-Bonus Plan, 1995 Employee Stock Purchase Plan, 1995 Combination Stock Option Plan, and 401(k) Plan.

COMPENSATION OF DIRECTORS

     Since October 1, 1991, each non-employee director received (i) an annual retainer of $3,000, payable $750 per quarter, (ii) a director's meeting fee of $600 for each meeting of the Board of Directors at which the director was physically present and $300 for each meeting at which the director participated by telephone and (iii) a committee meeting fee for each meeting of a committee of the Board of Directors at which the director was physically present, in the amount of $600 if the meeting was held on a day other than the day of the meeting of the Board of Directors and $300 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

     Commencing in fiscal 1997, each non-employee director will receive (i) an annual retainer of $12,000, payable $3,000 per quarter, (ii) a director's meeting fee of $1,500 for each meeting of the Board of Directors at which the director was physically present and $600 for each meeting at which the director participated by telephone and (iii) a committee meeting fee for each meeting of a committee of the Board of Directors at which the director was physically present, in the amount of $1,200 if the meeting was held on a day other than the day of the meeting of the Board of Directors and $600 if held on the same day as the meeting of the Board of Directors, but no fee if the committee meeting was held at the same time or immediately in conjunction with the meeting of the Board of Directors.

     Non-employee directors are also eligible to receive stock options pursuant to the Company's Amended and Restated 1990 Non-Employee Director Stock Option Plan.


                                   PROPOSAL 2


         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors recommends that the stockholders ratify the selection of Arthur Andersen LLP as independent public accountants to examine the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 27, 1997. Arthur Andersen LLP has audited the Company's financial statements annually since 1986, and the Board of Directors believes it is desirable and in the best interests of the Company to continue employment of that firm. The affirmative vote of a majority of the Company's Common Stock present in person or represented by proxy is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants. Action by stockholders is not required by law in the appointment of independent public accountants, but their appointment is submitted by the Board of Directors in order to give the stockholders a voice in the designation of accountants. If the appointment is not ratified by the stockholders, the Board of Directors will reconsider its choice of Arthur Andersen LLP as the Company's independent public accountants.

     A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

                               OTHER INFORMATION

            SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of January 10, 1997 with respect to the beneficial ownership of the Company's Common Stock of each director, each nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation", below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company's Common Stock. This information is based upon information received from or on behalf of the named individuals.

                                                   BENEFICIAL OWNERSHIP (1)
                                                   -------------------------
                NAME OF                              NUMBER      PERCENT OF
             BENEFICIAL OWNER                      OF  SHARES  COMMON SHARES
             ----------------                      ----------  --------------
S. David Ellenbogen (2)                               488,960      3.8%
     590 Lincoln Street
     Waltham, Massachusetts  02154

Jay A. Stein (3)                                      387,080      3.0%
     590 Lincoln Street
     Waltham, Massachusetts  02154

Steve L. Nakashige (4)                                121,851       *

Mark A. Duerst (4)                                     47,809       *

Glenn P. Muir (4)                                      40,718       *

Irwin Jacobs (4)                                       24,000       *

William A. Peck (4)                                     8,000       *

Gerald Segel (4)                                       20,000       *

Elaine Ullian (4)                                       2,000       *

All directors and executive officers as a group
(12 persons)(4)                                     1,362,416     10.5%

---------------------
* Less than one percent.

(1) Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed.

(2) Includes (i) 45,030 shares held by, or in trust for, Mr. Ellenbogen's children and grandchildren and (ii) 7,230 shares held by Mr. Ellenbogen as trustee, all of which shares Mr. Ellenbogen disclaims beneficial ownership. Also includes options to purchase 58,000 shares of Common Stock which are exercisable within 60 days after January 10, 1997.

(3) Includes (i) 7,230 shares held by, or in trust, for Dr. Stein's children and (ii) 27,230 shares held by Dr. Stein as trustee or custodian, all of which shares Dr. Stein disclaims beneficial ownership. Also includes options to purchase 58,000 shares of Common Stock which are exercisable within 60 days after January 10, 1997.

(4) Includes the following shares subject to options which are exercisable within 60 days after January 10, 1997: Mr. Nakashige - 121,666; Mr. Duerst
- 47,034; Mr. Muir - 39,666; Mr. Jacobs - 24,000; Dr. Peck - 8,000; Mr.
Segel - 20,000; Ms. Ullian - 2,000; and all executive officers as a group - 451,364.

                               EXECUTIVE OFFICERS

          The names of the executive officers of the Company who are not directors of the Company, and certain biographical information furnished by them, are set forth below:

         NAME                 AGE                          TITLE
        ------                ---                         -------

Steve L. Nakashige             47          President and Chief Operating
                                             Officer
Jean Chaintreuil               41          Vice President of European Operations
Mark A. Duerst                 40          Vice President of Sales and Marketing
Glenn P. Muir                  37          Vice President of Finance and
                                             Treasurer
Theodore H. Vrountas           62          Vice President of Operations
Joel B. Weinstein              46          Vice President of New Business
                                             Development

          Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company.

          Mr. Nakashige has served as President and Chief Operating Officer of the Company since May 1994. From 1988 to 1994, Mr. Nakashige was with General Electric Medical Systems where he held the position of Senior Manager, Ultrasound Business from 1990 to 1994 and Manager, Ultrasound Marketing Operations from 1988 to 1990. From 1986 to 1988, Mr. Nakashige was Vice President of Operations of Biosound Inc., a medical equipment manufacturer.

          Mr. Chaintreuil has served as Vice President of European Operations of the Company since February 1993. Mr. Chaintreuil has held the position of President, Hologic Europe since joining the Company in October 1991. From 1986 to 1991, Mr. Chaintreuil held a variety of positions with General Electric/C.G.R., including International Marketing Manager for mammography and stand-alone products and Regional Sales and Service Manager for the Paris and west France territory.

          Mr. Duerst has served as Vice President of Sales and Marketing since September 1994. Prior to that, Mr. Duerst held the position of Director of North American Sales since 1990 and the position of Central Regional Sales Manager since joining the Company in 1989. From 1988 to 1989, Mr. Duerst was an independent marketing and sales consultant and from 1983 to 1987 he was Director of Sales and Marketing of Lunar Corporation.

          Mr. Muir, a Certified Public Accountant, has served as Vice President of Finance and Treasurer of the Company since February 1992. Prior to that, Mr. Muir held the position of Controller since joining the Company in October 1988. From 1986 to 1988, Mr. Muir was Vice President of Finance and Administration and Chief Financial Officer of Metallon Engineered Materials Corp., a manufacturer of composite materials. Mr. Muir received an MBA from the Harvard Graduate School of Business Administration in 1986.

          Mr. Vrountas has served as Vice President of Operations since March 1994 and as an executive officer of the Company since December 1994. Prior to joining the Company, Mr. Vrountas was employed with GTE Government Systems for twenty-five years. His most recent position with GTE was Director of Operations for the Communications Systems Division from 1987 to 1993.

          Mr. Weinstein has served as Vice President of New Business Development since August 1993. Prior to that, Mr. Weinstein held the position of Vice President of Marketing since joining the Company in 1987. From 1980 to 1987, Mr. Weinstein held a variety of positions with Advanced Technology Laboratories, Inc., including Marketing Director from 1982 to 1984 and Vice President, Business Development from 1984 to 1987.


                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

          The following table sets forth information concerning the compensation during the last three fiscal years of the Company's Chief Executive Officer and the four other most highly compensated executive officers whose annual salary and bonus exceeded $100,000 for services in all capacities to the Company during the last fiscal year (the "named executive officers").

                                                              Long-Term
                                                             Compensation
Name and                 Fiscal    Annual Compensation    Securities Underlying      All Other
Principal Position        Year      Salary ($)  Bonus ($)       Options  (#)       Compensation ($)(2)
-----------------------  -------   ---------   --------   ---------------------   -------------------

S. David Ellenbogen        1996     $179,822   $180,000             ---                  $3,325
Chairman and CEO           1995     $167,775   $ 42,500         130,000                  $2,310
                           1994     $176,858   $ 60,000          50,000                  $2,310

Jay A. Stein               1996     $179,433   $ 75,000             ---                  $3,325
Senior Vice President      1995     $167,495   $ 42,500         130,000                  $2,310
                           1994     $176,672   $ 60,000          50,000                  $2,310

Steve L. Nakashige         1996     $153,283   $100,000             ---                  $3,325
President and COO          1995     $133,909   $ 40,000          80,000                  $3,954
                           1994 (1) $ 58,289   $ 15,000         200,000                     ---

Mark A. Duerst             1996     $199,252   $ 20,000             ---                  $3,223
Vice President             1995     $169,592   $  5,000          40,000                  $2,310
Sales and Marketing        1994     $142,112   $ 10,000         100,000                  $3,041

Glenn P. Muir              1996     $143,784   $100,000             ---                  $4,019
Vice President             1995     $116,817   $ 45,000          90,000                  $2,159
Finance                    1994     $113,523   $ 35,000          20,000                  $  388

------------------
(1)  Mr. Nakashige joined the Company in fiscal 1994.

(2) The amounts reported in this column consist of the Company's matching contribution under its 401(k) Profit-Sharing Plan.


STOCK OPTION GRANTS IN LAST FISCAL YEAR

          There were no stock options granted to the Company's named executive officers during the fiscal year ended September 28, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

          The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended September 28, 1996 and the fiscal year-end value of unexercised options for the Company's named executive officers.




                                                                       Number of
                                                                  Securities Underlying            Value of Unexercised
                                                                   Unexercised Options            In-the-Money Options at
                          Shares Acquired       Value             at Fiscal Year End (#)           Fiscal Year End ($)(2)
Name                       on Exercise (#)     Realized ($)(1)   Exercisable / Unexercisable     Exercisable/Unexercisable
-----------------          --------------     ---------------    ---------------------------    --------------------------

S. D. Ellenbogen                57,000         $2,154,912            ---  /   123,000                    ---  / $2,512,875
J. Stein                        57,000         $2,231,010            ---  /   123,000                    ---  / $2,512,875
S. Nakashige                    80,000         $2,101,700         35,000  /   160,000              $ 733,438  / $3,496,250
M. Duerst                       58,300         $1,326,667            900  /    91,600              $17,100 /    $1,992,550
G. Muir                         79,000         $1,437,050            ---  /    86,000                     --  / $1,761,250

-------------------
(1) The amount "realized" reflects the appreciation on the date of exercise (based on the excess of the fair market value of the shares on the date of exercise over the exercise price). However, because the executive officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.

(2) Based upon the $27.25 closing market price of the Company's Common Stock as reported on the Nasdaq National Market System on September 28, 1996 minus the respective option exercise price.

EXECUTIVE BONUS PROGRAM

          The Compensation Committee of the Board of Directors approved an Executive and Key Employee Bonus Program for fiscal 1997 under which executive officers, senior management and key contributors selected by the Compensation Committee may be eligible for cash bonuses, awarded at the discretion of the Compensation Committee, to be paid in the first quarter of fiscal 1998. Under this program, if pre-tax profits exceed $15,000,000, a bonus pool is expected to be created equal to up to 5% of the Company's pre-tax profits. No bonus pool is expected to be created if the Company's pre-tax profits do not exceed $15,000,000. For fiscal 1996, bonuses of $885,000 were granted under a similar program approved for that year. The 1996 program was based upon pre-tax profits exceeding $1,000,000, with up to 8% of the operating profits in excess $1,000,000 available to fund the bonus pool.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Decisions regarding executive compensation are made by the Company's Compensation Committee of the Board of Directors, which is composed of Irwin Jacobs, William A. Peck, Gerald Segel and Elaine Ullian. The Compensation Committee also administers the Company's 1986 Combination Stock Option Plan, Employee Stock Purchase Plan, Executive and Key Employee Bonus Program, Performance - Bonus Plan, 1995 Combination Stock Option Plan, and 401(k) Plan. None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The Compensation Committee of the Board of Directors, consisting entirely of independent non-management directors, approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is comprised of Messrs. Jacobs, Peck and Segel and Ms. Ullian.

HOLOGIC'S COMPENSATION PHILOSOPHY AND PLAN

          The Company's executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to the long-term success of Hologic and to closely align the interests of executives with those of Hologic's stockholders.

          The Committee reviews the Company's executive compensation program through the application of the subjective business judgment of each of its members and through an informal survey of executive compensation programs of peer companies. The Compensation Committee does not use a quantitative method or use a mathematical formula to set any element of compensation for a particular executive officer. The Compensation Committee uses discretion and considers all elements of an executive's compensation package when setting each portion of compensation which is based upon corporate performance and individual initiatives and performance. The principle elements of the Company's executive compensation program consist of: (i) base annual salary, (ii) executive bonus program and (iii) stock options.

BASE ANNUAL SALARIES. Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies. Individual adjustments are made at the discretion of the Compensation Committee, taking into consideration factors such as the Company's performance and the Compensation Committee's subjective perception of the individual's performance.

EXECUTIVE BONUS PROGRAM.   The Company maintains an Executive Bonus Program
which provides for a bonus pool to be established for executive officers, senior management and key contributors of the Company based upon the amount by which the Company's pre-tax profits exceed certain specified targets for a fiscal year. Bonuses from this pool are allocated among the executive officers and other eligible employees at the discretion of the Compensation Committee, based upon the Compensation Committee's subjective determination of the participant's performance during the year. For Fiscal 1996, bonuses aggregating $885,000 were granted under the Executive Bonus Program. The 1996 program was based upon pre-tax profits exceeding $1,000,000, with up to 8% of the operating profits in
excess $1,000,000 available to fund the bonus pool.   See "Compensation of
Executive Officers -- Summary Compensation Table" and "-- Executive Bonus Program".

STOCK OPTIONS. The third component of executive officers' compensation is the Company's 1986 and 1995 Combination Stock Option Plans pursuant to which the Company has granted to non-director executive officers options to purchase shares of Common Stock.

          Stock options are designed to align the interests of the executive with those of the stockholders. Stock options are granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. These options generally vest at the rate of 20% or 25% per year, with the first installment vesting either at the end of one or two years, respectively, from the date of employment (for options granted upon initial employment) or the date of grant and are exercisable within ten years from the date of grant. This plan is designed to provide incentives for the creation of long-term value for the Company's stockholders as the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. The size of individual stock grants are based upon the Committee's subjective review of the job responsibility and individual contribution to the Company's success. Previous stock option grants are considered when awards are determined.

          The Committee incorporated additional performance incentives in new awards granted to executive officers from December 1993 through April 1995 under the 1986 Plan by providing for vesting over a longer period, ten years, with accelerated vesting if the Company meets certain profitability criteria as measured by pre-tax earnings. These new options vest at the rate of 10% per year and provide for accelerated vesting of an additional 10% to 20% of the shares for any fiscal year in which the Company achieves pre-tax operating earnings of 5% or 10% of sales, respectively.

          The Board of Directors approved the 1995 Combination Stock Option Plan, which incorporated additional performance incentives in new awards granted to executive officers in June 1995. These new options vest at the rate of 20% per year, plus the pre-tax operating earnings percentage of the most recently ended fiscal year, beginning January 1, 1996, and capped at 33 1/3% per year.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

          In January 1996, Mr. Ellenbogen's base salary was increased to $180,000 from $170,000, which the Committee considers to be comparable to the salaries of chief executive officers of peer companies based on the Committee's informal survey of executive compensation at peer companies. In fiscal 1996, Mr. Ellenbogen also received a bonus of $180,000. The bonus represented the amount of the fiscal 1996 bonus pool under the Company's Executive Bonus Program allocated to Mr. Ellenbogen by the Compensation Committee. This allocation reflects the Compensation Committee's subjective judgment that Mr. Ellenbogen's efforts contributed significantly to the Company's success during fiscal 1996. In fiscal 1996, Mr. Ellenbogen was instrumental in, among other things, the Company achieving record sales and operating results.

CONCLUSION

          Through these programs, a significant portion of the Company's executive compensation is linked directly to individual and Company performance in pursuance of strategic goals as well as stock price appreciation. The Compensation Committee intends to continue the policy of linking executive compensation to Company performance and stockholder return, recognizing however, that fluctuations in the operating results of the business may result over time.

                                         THE COMPENSATION COMMITTEE

                                         Irwin Jacobs
                                         William A. Peck
                                         Gerald Segel
                                         Elaine Ullian

                               PERFORMANCE GRAPH

          The following Performance Graph compares the yearly percentage change in the Company's cumulative total shareholder return on the Company's Common Stock for the period from September 30, 1991 through September 28, 1996, based upon the market price of the Company's Common Stock, with the cumulative total return on the Standard and Poor's 500 Stock Index (the "S&P 500") and the Standard and Poor's Medical Products and Supplies Index (the "S&P Medical Products") for that period. The Performance Graph assumes the investment of $100 on September 30, 1991 in the Company's Common Stock, the S&P 500 and the S&P Medical Products, and the reinvestment of any and all dividends.



___________________________________________________________________________________________

                                               Cumulative Total Return

                           September  September  September  September  September  September
                                1991       1992       1993       1994       1995       1996
                               -----      -----      -----      -----      -----      -----
Hologic, Inc.                  $ 100      $  88      $  71      $ 223      $ 329      $ 800
S&P 500                        $ 100      $ 111      $ 125      $ 130      $ 169      $ 203
S&P Medical
  Products                     $ 100      $  97      $  74      $  94      $ 153      $ 183
 ___________________________________________________________________________________________

                              CERTAIN TRANSACTIONS

     For the fiscal year ended September 28, 1996, the following transactions occurred which involved more than $60,000 between the Company and any director, executive officer, five percent (5%) beneficial owner of the Company's Common Stock or any member of the immediate family of any of the foregoing persons.

VIVID TECHNOLOGIES, INC.

     In June 1989, the Company granted an exclusive perpetual license to use certain patent rights and technology to Vivid Technologies, Inc. for the development, manufacture and sale of X-ray screening security systems for explosives, drugs, currency and other contraband (subject to termination by either party for certain defaults). In September 1996, this license was amended to grant Vivid a nonexclusive license to use these patents and technology for the development, manufacture and sale of X-ray-based products capable of being used for process control applications in the food and beverage industries. Mr. Ellenbogen and Dr. Stein are directors of Vivid and hold similar offices in Vivid as they do in the Company. Mr. Ellenbogen and Dr. Stein collectively beneficially own approximately 14% of the outstanding voting stock of Vivid.

     Under the license agreement, Vivid is required to pay the Company royalties of 5% of the first $50 million of net sales of screening security systems using the Company's technology, and 3% of net sales in excess of $50 million, up to a maximum of $200 million of net sales of these products. Vivid is also required to pay royalties of 3% up to a maximum of $200 million of net sales of products covered by the nonexclusive license for food and beverage process control. The maximum aggregate royalties payable by Vivid to the Company under this exclusive arrangement are $7 million, and under the nonexclusive arrangement, are $6 million. In fiscal 1996, Vivid paid the Company royalties of approximately $775,000 under the license agreement, on aggregate sales through fiscal 1996 of approximately $46.9 million.

     Under a management agreement through a portion of fiscal 1996, the Company provided Vivid with management, engineering and administrative support, and space at the Company's facilities. Vivid vacated this space in the second quarter of fiscal 1996. The Company continues to provide the part-time management services of Mr. Ellenbogen and Dr. Stein, and through September 1996, the services of Glenn Muir. Under this arrangement, Vivid was required to pay the Company its proportionate share of the Company's overhead, including rent and the salary of the Company's employees rendering services to Vivid. Currently, the payments made under this arrangement are Vivid's proportionate share of Mr. Ellenbogen's and Dr. Stein's compensation. Under this arrangement, no compensation is paid by Vivid to any of the Company's employees. The management agreement may be terminated by either party on six month's written notice. For the fiscal year ended September 28, 1996, Vivid was charged approximately $325,000 by the Company for services rendered under the agreement and, through the second quarter of fiscal 1996, space at the Company's facilities. In December 1996, Vivid paid the Company a $50,000 bonus for the management services provided in fiscal 1996. The Company estimates that Mr. Ellenbogen and Dr. Stein have typically devoted approximately sixteen and eight hours per week, respectively, on matters involving Vivid.

     The Company believes that the agreements and transactions between the Company and Vivid are commercially reasonable. The Company did not, however, negotiate with any unaffiliated third parties prior to reaching an agreement with Vivid and cannot therefore determine whether the terms of the transactions are more or less favorable than could be obtained from third parties.

FLUOROSCAN IMAGING SYSTEMS, INC.

     On August 29, 1996, Hologic acquired all of the outstanding shares of FluoroScan Imaging Systems, Inc. in a transaction accounted for as a pooling of interests. In connection with this transaction Larry S. Grossman, the Chief Executive Officer of FluoroScan, and Arlen L. Issette, the President of FluoroScan, each received 227,915 shares of Hologic Common Stock in exchange for their shares of FluoroScan common stock. In addition, Mr. Grossman and Mr. Issette each received options to purchase 93,207 shares of Hologic Common Stock at exercise prices ranging from $21.24 to $23.01 per share in connection with Hologic's assumption of their outstanding options to purchase FluoroScan common stock. In connection with the transaction, Mr. Grossman and Mr. Issette retained their positions as officers and directors of FluoroScan, Mr. Grossman became a director and a Vice President of Hologic, and Mr. Issette became a Vice President of Hologic. On January 7, 1997, Mr. Grossman and Mr. Issette ceased to serve FluoroScan and Hologic in all official capacities.

INDEBTEDNESS OF MANAGEMENT

     In fiscal 1995, Steve L. Nakashige, the President and Chief Operating Officer of the Company, borrowed an aggregate of $161,000 from the Company pursuant to a bridge loan to assist Mr. Nakashige in the purchase of a local primary residence in connection with his relocation to Massachusetts. The loan has no stated annual interest rate. This bridge loan was repaid to the Company in fiscal 1996.

     In fiscal 1995, Mark A. Duerst, the Vice President of Sales and Marketing of the Company, borrowed an aggregate of $155,000 from the Company pursuant to a bridge loan to assist Mr. Duerst in the purchase of a local primary residence in connection with his relocation to Massachusetts. The loan has no stated interest rate. This bridge loan was repaid to the Company in fiscal 1996.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended September 28, 1996. To the best of the Company's knowledge, all of these filing requirements have been satisfied. In making this statement, the Company has relied solely on written representations of its directors and executive officers and any ten percent stockholders and copies of the reports that they filed with the SEC.


                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Report of the Compensation Committee on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                     FINANCIAL MATTERS AND FORM 10-K REPORT

     The Company's annual report for the fiscal year ended September 28, 1996, is being mailed with this proxy statement to stockholders entitled to notice of the meeting. The consolidated financial statements, unaudited selected quarterly data and management's discussion and analysis of financial condition and results of operations included in the annual report are incorporated by reference herein.

     THE COMPANY WILL PROVIDE EACH BENEFICIAL OWNER OF ITS SECURITIES WITH A COPY OF AN ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HOLOGIC, INC., 590 LINCOLN STREET, WALTHAM, MASSACHUSETTS 02154.

                                 VOTING PROXIES

     The Board of Directors recommends an affirmative vote on all proposals specified. Proxies will be voted as specified. If signed proxies are returned without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors' recommendations.

                                By order of the Board of Directors


                                Lawrence M. Levy, Secretary


Waltham, Massachusetts
January 16, 1997